Exhibit 99.4

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On October 31, 2024, Ultralife Corporation, a Delaware corporation (“Ultralife” or the “Company”), completed the acquisition of all the issued and outstanding shares of Electrochem Solutions, Inc., a Massachusetts corporation (“Electrochem”) for $48.0 million in cash (the “Acquisition”).

The unaudited pro forma combined statements of comprehensive income for the nine-month period ended September 30, 2024 and year ended December 31, 2023 give effect to the Acquisition as if it had occurred on January 1, 2023. The unaudited pro forma combined balance sheet as of September 30, 2024 gives effect to the Acquisition as if it had occurred on September 30, 2024.

The unaudited pro forma combined financial information has been adjusted to give effect to pro forma events that are factually supportable, directly attributable to the Acquisition, and expected to have a continuing impact on the combined results. The assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read together with the pro forma combined financial information.

The unaudited pro forma combined financial information was derived from and should be read in conjunction with the Company’s unaudited consolidated financial statements contained in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2024, the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, the audited combined financial statements of Electrochem for the year ended December 31, 2023 as filed hereto as Exhibit 99.2, and the unaudited combined financial statements of Electrochem as of September 27, 2024 and for the nine-month fiscal period then ended as filed hereto as Exhibit 99.3.

The unaudited pro forma combined financial information is for informational purposes only and should not be considered indicative of the results of operations had the Acquisition been completed as of the dates indicated and does not purport to indicate the future combined financial position or results of operations.

Unaudited Pro Forma Combined Balance Sheet

As of September 30, 2024

(Dollars In Thousands)

	Ultralife Corporation and Subsidiaries Historical	Electrochem Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Current assets:
Cash	$6,774	$-	$1,289	a	$8,063
Trade accounts receivable, net	27,754	7,488	(2,717)	b	32,525
Inventories, net	43,994	9,050	468	b, c	53,512
Prepaid expenses and other current assets	7,908	249	84	b	8,241
Total current assets	86,430	16,787	(876)		102,341
Property, plant and equipment, net	20,245	15,040	5,067	d	40,352
Goodwill	37,792	17,000	(9,819)	e	44,973
Other intangible assets, net	14,487	3,285	7,215	f	24,987
Deferred income taxes, net	9,125	-	-		9,125
Other noncurrent assets	4,361	404	(22)	b	4,743
Total assets	$172,440	$52,516	$1,565		$226,521

Current liabilities:
Accounts payable	$12,681	$1,362	$475	b	$14,518
Current portion of long-term debt	2,000	-	917	g	2,917
Accrued compensation and related benefits	2,631	653	579	b	3,863
Accrued expenses and other current liabilities	8,892	501	(50)	b	9,343
Total current liabilities	26,204	2,516	1,921		30,641
Long-term debt	5,888	-	48,421	g	54,309
Deferred income taxes, net	1,626	1,043	(178)	h	2,491
Other noncurrent liabilities	4,093	221	137	b	4,451
Total liabilities	37,811	3,780	50,301		91,892

Total stockholders' equity	134,629	48,736	(48,736)	i	134,629

Total liabilities and stockholders' equity	$172,440	$52,516	$1,565		$226,521

See accompanying notes to the Unaudited Pro Forma Combined Financial Information.

Unaudited Pro Forma Combined Statement of Comprehensive Income

Nine-Month Period Ended September 30, 2024

(Dollars In Thousands, Except Per Share Amounts)

	Ultralife Corporation and Subsidiaries Historical	Electrochem Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenues	$120,604	$25,182	$-		$145,786
Cost of products sold	88,889	20,876	(203)	d, f	109,562
Gross profit	31,715	4,306	203		36,224

Operating expenses:
Selling, general and administrative	17,370	3,505	270	f	21,145
Research and development	5,854	1,382	15	f	7,251
Total operating expenses	23,224	4,887	285		28,396

Operating income (loss)	8,491	(581)	(82)		7,828

Other expense (income):
Interest expense	1,111	4	1,806	j	2,921
Miscellaneous income	(426)	-	-		(426)
Total other expense, net	685	4	1,806		2,495

Income (loss) before income taxes	7,806	(585)	(1,888)		5,333
Income tax provision (benefit)	1,630	(322)	(463)	k	845

Net income (loss)	6,176	(263)	(1,425)		4,488
Net income attributable to non-controlling interest	58	-	-		58

Net income (loss) attrributable to Ultralife Corporation	6,118	(263)	(1,425)		4,430

Other comprehensive income	576	-	-		576
Comprehensive income (loss) attributable to Ultralife Corporation	$6,694	$(263)	$(1,425)		$5,006

Net income per share attributable to Ultralife Corporation common stockholders - Basic	$0.37				$0.27

Net income per share attributable to Ultralife Corporation common stockholders - Diluted	$0.37				$0.26

Weighted average shares outstanding - Basic	16,530				16,530

Weighted average shares outstanding - Diluted	16,742				16,742

See accompanying notes to the Unaudited Pro Forma Combined Financial Information.

Unaudited Pro Forma Combined Statement of Comprehensive Income

Year Ended December 31, 2023

(Dollars In Thousands, Except Per Share Amounts)

	Ultralife Corporation and Subsidiaries Historical	Electrochem Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenues	$158,644	$42,903	$-		$201,547
Cost of products sold	119,444	35,246	(228)	d, f	154,462
Gross profit	39,200	7,657	228		47,085

Operating expenses:
Selling, general and administrative	22,194	4,242	693	f	27,129
Research and development	7,531	1,804	20	f	9,355
Total operating expenses	29,725	6,046	713		36,484

Operating income	9,475	1,611	(485)		10,601

Other expense (income):
Interest expense	2,016	1	2,104	j	4,121
Miscellaneous income	(1,658)	-	-		(1,658)
Total other expense, net	358	1	2,104		2,463

Income (loss) before income taxes	9,117	1,610	(2,589)		8,138
Income tax provision (benefit)	1,951	234	(560)	k	1,625

Net income	7,166	1,376	(2,029)		6,513
Net loss attributable to non-controlling interest	(31)	-	-		(31)

Net income (loss) attrributable to Ultralife Corporation	7,197	1,376	(2,029)		6,544

Other comprehensive income	90	-	-		90
Comprehensive income (loss) attributable to Ultralife Corporation	$7,287	$1,376	$(2,029)		$6,634

Net income per share attributable to Ultralife Corporation common stockholders - Basic	$0.44				$0.40

Net income per share attributable to Ultralife Corporation common stockholders - Diluted	$0.44				$0.40

Weighted average shares outstanding - Basic	16,214				16,214

Weighted average shares outstanding - Diluted	16,226				16,226

See accompanying notes to the Unaudited Pro Forma Combined Financial Information.

Notes to the Unaudited Pro Forma Combined Financial Information

(Dollars in Thousands)

Note 1 – Basis of Presentation

The historical consolidated financial statements have been adjusted in the pro forma combined financial statements to give effect to the pro forma events that are factually supportable, directly attributable to the Acquisition, and expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (ASC) Topic 805, Business Combinations. As an acquirer for accounting purposes, the Company has estimated the fair value of the assets acquired and liabilities assumed and ensured that the accounting policies of Electrochem were consistent with that of the Company.

The pro forma combined financial information does not necessarily reflect what the combined company’s results of operations would have been had the acquisition occurred as of the date indicated. They also may not be useful in predicting the future results of operations of the combined company. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

No adjustments have been made to the pro forma combined financial information to reflect potential synergies or cost savings that may result from the business combination.

Note 2 – Funding Transaction

The Company completed the Acquisition for $47,969 in cash, inclusive of a post-closing working capital adjustment of $1,003. The purchase price was funded by the Company through borrowings under the New Credit Agreement as defined in Item 1.01 of the Original Form 8-K.

Note 3 – Preliminary Purchase Price Allocation

The Company has performed a preliminary valuation analysis of the fair market value of the assets acquired and liabilities assumed. The following table summarizes the preliminary allocation of the purchase price as of the date of the Acquisition.

Accounts receivable	$4,771
Inventories	9,518
Prepaid expenses and other current assets	253
Property, plant and equipment	20,107
Goodwill	7,181
Other intangible assets	10,500
Other noncurrent assets	382
Accounts payable	(1,837)
Accrued compensation and related benefits	(1,232)
Accrued expenses and other current liabilities	(451)
Deferred tax liability, net	(865)
Other noncurrent liabilities	(358)
Net assets acquired	$47,969

The preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma combined statement of comprehensive income. The final purchase price allocation is subject to change as more detailed analyses are completed and additional information about the fair value of assets acquired and liabilities assumed becomes available. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include changes in the valuation of assets acquired and liabilities assumed, including but not limited to intangible assets, inventories, fixed assets, deferred taxes and residual goodwill.

Note 4 – Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma combined financial information:

(a)	Primarily reflects a post-closing working capital deficiency adjustment of $1,003.

(b)	Reflects changes as of the acquisition date based on the preliminary purchase price allocation as shown in Note 3.

(c)

Reflects a $445 step-up adjustment to recognize acquired finished goods and work in process inventory at estimated fair value as of the acquisition date, determined based on the estimated selling price of the inventory less the remaining manufacturing and selling effort and a normal profit margin on those manufacturing and selling efforts. The step-up in inventory will increase cost of products sold by $445 over approximately four (4) months from the date of acquisition as the inventory is sold. The increase is not reflected in the pro forma combined statement of comprehensive income because it does not have a continuing impact.

(d)

Reflects a $5,628 step-up adjustment of the acquired property, plant and equipment to estimated fair value as of the date of acquisition. Estimated useful lives of the acquired assets range from two (2) to forty (40) years.

(e)

Represents goodwill resulting from the Acquisition based on the preliminary valuation of the assets acquired and liabilities assumed as of the acquisition date, less the elimination of the $17,000 historical goodwill balance.

(f)

Reflects the preliminary valuation of identifiable intangible assets acquired, less the elimination of the $3,285 historical other intangible assets net carrying value. The estimated fair value of identifiable intangible assets acquired was determined using the income approach which requires a forecast of all expected future cash flows and the use of certain assumptions and estimates. The following table summarizes the estimated fair value and annual amortization for each of the identifiable intangible assets.

			Annual Amortization
	Estimated Fair Value	Amortization Period (Years)	Year 1	Year 2	Year 3	Year 4	Year 5
Trade name	$5,300	15	$353	$353	$353	$353	$353
Customer relationships	5,100	15	340	340	340	340	340
Patents	100	5	20	20	20	20	20
Total	$10,500		$713	$713	$713	$713	$713

(g)

Represents term loan borrowings of $55,000 under the New Credit Agreement used to finance the Acquisition, net final settlement of the $4,500 outstanding term loan balance under the Original Credit Agreement upon Acquisition. Unamortized financing costs of $1,196 representing fees paid to the lenders and certain fees paid to third parties, including legal and accounting, associated with the execution of the New Credit Agreement, are reflected as an offset against long-term debt and will be amortized over the five-year term of the New Credit Agreement.

(h)

Reflects net deferred tax liabilities assumed, primarily comprised of deferred taxes associated with identifiable intangible assets acquired and the fair market value step-up of acquired property, plant and equipment.

(i)	Represents the elimination of the historical stockholders’ equity of Electrochem.

(j)	Represents incremental interest expense and financing costs associated with the New Credit Agreement.

(k)	Reflects the income tax effect of pro forma adjustments.

Note 5 – Non-Recurring Transaction Costs

Non-recurring transaction costs of $250 directly related to the Acquisition, including one-time due diligence and consulting services, were incurred and expensed by the Company during the nine-month period ended September 30, 2024. Such costs were reported as selling, general and administrative expenses. These expenses have been excluded from the pro forma combined statement of comprehensive income for the nine-month period ended September 30, 2024 because they do not have a continuing impact.